ARTICLES OF INCORPORATION
(domestic profit corporation)

Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporation executes the following Articles:

ARTICLE I
Name

The name of the corporation is WEINSCHEL CORPORATION.

ARTICLE II
Purpose

The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan, as amended (the “MBCA”).

ARTICLE III
Authorized Shares

The total authorized shares consists of 60,000 shares of Common Stock. Each share is entitled to one vote on all matters submitted to the shareholders of the corporation and each share shall have all of the same rights and preferences as each other share.

ARTICLE IV
Registered Office and Resident Agent

The address and mailing address of the initial registered office is 15450 East Jefferson, Grosse Pointe Park, Michigan 48230. The name of the initial resident agent is John L. Smucker.

ARTICLE V
Limitation of Director Liability

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate or limit the liability of a director for any of the following: (i) breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (iii) a violation of Section 551(1) of the MBCA; or (iv) a transaction from which the director derived an improper personal benefit.

If the MBCA hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability contained herein, shall be limited to the fullest extent permitted by the amended MBCA as so amended.

No amendment or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VI
Compromise, Arrangement, or Plan of Reorganization

Whenever a compromise or arrangement or any plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them and/or between this corporation and its shareholders or any class of them, any court of equity jurisdiction within the State of Michigan may, on the application of this corporation or of any creditor or any shareholder thereof, or on the application of any receiver or receivers appointed for this corporation, order a meeting of the creditors or class of creditors, and/or of the shareholders or class of shareholders, as the case may be, to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as said court directs.

If a majority in number, representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the shareholders or class of shareholders, as the case may be, to be affected by the proposed compromise or arrangement or reorganization, agrees to any compromise or arrangement or to any reorganization of this corporation as a consequence of such compromise or arrangement, said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the shareholders or class of shareholders, as the case may be, and also on this corporation.

ARTICLE VII
Corporate Action Without Meeting of Shareholders

Any action required or permitted by the MBCA to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or dissent from a proposal without a meeting, written consents dated not more than 10 days before the record date and signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation's registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who would have been entitled to notice of the shareholder meeting if the action had been taken at a meeting and who have not consented in writing.

ARTICLE VIII
Incorporator

The name and business address of the incorporator is J. Michael Bernard, Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan 48243.

I, the incorporator, sign my name this 5th day of October, 1995.

/s/ J. Michael Bernard
J. Michael Bernard, Incorporator

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1.	The present name of the corporation is Weinschel Corporation.
2.	The identification number assigned by the Bureau is: 336-790.
3.	Article 1 of the Articles of Incorporation is hereby amended to read as follows:
The name of the corporation is MCE/Weinschel Corporation.

The foregoing amendment to the Articles of Incorporation was duly adopted on the 28th day of June, 2001 by the shareholders if a profit corporation, or by the shareholders or members if a nonprofit corporation by written consent of all the shareholders or members entitled to vote in accordance with section 407(3) of the Act if a nonprofit corporation, or Section 407(2) of the Act if a profit corporation.

Signed this 29th day of June, 2001 by
/s/ Robert L. Stephens
Robert L. Stephens, President

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:

1.	The present name of the corporation is MCE/Weinschel Corporation.
2.	The identification number assigned by the Bureau is: 336790.
3.	Article 1 of the Articles of Incorporation is hereby amended to read as follows:
The name of the corporation is Aeroflex/Weinschel, Inc.
4.	The effective date of this filing shall be: December 31, 2003.

The foregoing amendment to the Articles of Incorporation was duly adopted on the 25th day of November, 2003, by the shareholders if a profit corporation, or by the shareholders or members if a nonprofit corporation by written consent of all the shareholders or members entitled to vote in accordance with section 407(3) of the Act if a nonprofit corporation, or Section 407(2) of the Act if a profit corporation.

Signed this 25th day of November, 2003 by
/s/ Michael Gorin
Michael Gorin, Vice President